UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2007
PYRAMID BREWERIES INC.
(Exact name of registrant as specified in its charter)
Washington
(State or other jurisdiction of incorporation)

000-27116	93-1258355

(Commission File Number)	IRS Employer Identification No.
91 South Royal Brougham Way
Seattle, WA 98134
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (206) 682-8322
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Certain Officers
Item 5.02(e) Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02(b) Departure of Directors or Certain Officers
     Effective November 29, 2007, Gary McGrath tendered his resignation from his position as Vice President of Sales of Pyramid Breweries Inc. (the “Company”), to be effective December 28, 2007.
     Mr. Tim McGettigan, who currently serves as South Regional Director of the Company, will be promoted to Vice President of Sales following Mr. McGrath’s departure. Mr. McGrath will assist in transition of his duties to Mr. McGettigan in the period prior to his departure.
Item 5.02(e) Compensatory Arrangements of Certain Officers
     Effective November 29, 2007, the Company entered into an Employment Separation Agreement with Mr. McGrath ("Agreement"). Pursuant to the Agreement, Mr. McGrath will be paid a pro rata share, through December 28, 2007, of any 2007 personal performance bonus awards for which he is eligible under the Company’s Officer Incentive Compensation Plan, and a pro rata share, through December 28, 2007, of certain stock awards to which he is entitled. Mr. McGrath will receive salary through June 27, 2008, and will participate in all Company health plans through June 30, 2008. All such compensation is in accordance with Mr. McGrath’s employment agreement, dated as of October 25, 1999, as amended.
     On December 4, 2007, the Company entered into a letter agreement with Mr. McGettigan regarding his promotion, the terms of which are effective as of December 1, 2007. Mr. McGettigan will receive an annual salary of $150,000, and will be granted a Restricted Stock Award of 4,000 shares under the Company’s 2004 Equity Incentive Plan, on January 1, 2008. Mr. McGettigan will also be granted stock awards or stock units for an additional 1,000 shares per year subject to the Company’s achievement of certain performance goals beginning January 1, 2008 and on the next three anniversaries of that date. The agreement further provides that in the event that Mr. McGettigan’s employment is terminated by the Company without cause, as defined, he will be entitled to receive a termination payment equal to six months’ salary.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Dated: December 4, 2007

PYRAMID BREWERIES INC.
By:	/s/ Scott Barnum
Scott Barnum
President and Chief Executive Officer

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